Exhibit 99.4

FREE TRANSLATION OF
POWER OF ATTORNEY
(EXCERPT)

I, the undersigned,

Mr. Christian Bodin, chief executive officer of Bpifrance, a French public industrial and commercial establishment (EPIC) (“EPIC Bpifrance”), headquartered at 27-31 avenue du Général Leclerc in Maisons-Alfort (94710), registered with the Trade and Companies register of Créteil under number 483 790 069 (the “Delegator”), appointed chairman (président) of the Board of EPIC Bpifrance by decree of the Président of the French Republic dated May 2, 2019 and exercising the functions of managing director of EPIC Bpifrance in accordance with Article 9 of the decree no.2015-1498 dated November 18, 2015 establishing the by-laws of EPIC Bpifrance, hereby delegate my signature, in case of absence or unavailability, to:

Mr. Boubakar Dione, Group Director of Legal Affairs (the “Delegate”), in order to undertake all necessary formalities with the Autorité des Marchés Financiers and any other competent authorities, including foreign authorities, and concerned companies, and to file any declaration of the intent or the crossing of threshold, and any similar declaration to competent foreign authorities and, in this context, to undertake all necessary related actions.

The Delegate shall have total autonomy in the implementation of this delegation of powers and shall act in the interest of EPIC Bpifrance and comply with applicable regulations, provisions of the by-laws and comply with any existing internal procedures. In this respect, the Delegate certifies to have taken full knowledge of the by-laws of EPIC Bpifrance internal regulation of the Board of EPIC Bpifrance.

This power of attorney has been established for an indefinite period.

It may be modified at any time by the Delegator and it may be revoked at any time at the initiative of the Delegator or the Delegate. In any event, this power of attorney will end if the functions of the Delegate are terminated.

Signed at Paris, on May 7, 2019, in two (2) original copies,

Good for power of attorney,	Good for acceptance of power of attorney,

/s/ Christian Bodin	/s/ Boubakar Dione
The Delegator(1)	The Delegate(2)

Mr. Christian Bodin	Mr. Boubakar Dione

(1) Signature preceded by “Good for power of attorney”

(2) Signature preceded by “Good for acceptance of power of attorney”